EXHIBIT 99.2

The pro forma condensed combined consolidated balance sheet shown on these pro forma statements is based upon the historical figures for all of the combined entities at June 30, 2013, as if the acquisition had taken place on the balance sheet date. The pro forma condensed combined consolidated statement of operations for the six months ended June 30, 2013 assumes the acquisition took place on the first day of the fiscal period.   The pro forma condensed combined consolidated financial statements may not be indicative of the actual results of the acquisition and merger of the operations. In particular, the pro forma condensed combined consolidated financial statements are based upon management’s current estimate of the allocation of the purchase price, the final allocation of which may differ.

The accompanying pro forma condensed combined consolidated financial statements should be read in connection with the historical financial statements of AmerElite Solutions, Inc. and RegalWorks Media, Inc., including the related notes and other financial information included in the filing.

Pro forma adjustments:

A.  Elimination of intercompany item related to escrow fees and extension payments by RWI to AmerElite Solutions, Inc. $50,000.

B.  Recording of debt conversion, interest payable forgiveness and increase in stockholder equity for RWI $222,820.

C.  Recording of OID instruments entered into by RWI with AmerElite holders in the amount of $115,000.

D.  Elimination of intercompany payment, no income recognition to AmerElite Solutions, Inc $50,000.

REGALWORKS MEDIA, INC.
(A DEVELOPMENT STAGE COMPANY)
PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2013 (unaudited)

	AmerElite
	Solutions Inc.	RegalWorks
	(Historical As	Media	Pro Forma		Consolidated
	Reported)	Inc.	Adjustments		Pro Forma

ASSETS
Cash and cash equivalents	$242	$21,381	$-		$21,623
Accounts receivable net of allowance	-	-	-		-
Other assets	-	50,000	(50,000)	(A)	-
			-	(B)	-
Total assets	$242	$71,381	$(50,000)		$21,623

LIABILITIES AND SHAREHOLDERS '
EQUITY (DEFICIT)
Accounts payable	$113,515	$-	$(93,515)	(C)	$20,000
Accrued compensation – officer(s)	-	82,862	-		82,862
Accrued expenses	5,892	6,279	(5,892)		6,279
Short term loans	21,485	-	(21,485)		-
Notes payable and OID	230,000	130,000	(230,000)		130,000
Additional OID instruments	-	-	115,000		115,000
Total current liabilities	370,892	219,141	(235,892)		354,141
Other advances	-	-	-	(A)	-
Total liabilities	370,892	219,141	(235,892)		354,141

Common stock	917	11	13,072	(B)	14,000
			(27,180)	(D)
Additional paid-in capital	3,002,081	33,089	150,000	(B)	3,157,990
Retained earnings (deficit)	-	-	-	(D)	-
Accumulated deficit development stage	(3,373,648)	(180,860)	50,000	(D)	(3,504,508)
Total shareholders' equity (deficit)	(370,650)	(147,760)	185,892		(332,518)
Total liabilities and shareholders'
equity (deficit)	$242	$71,381	$(50,000)		$21,623

REGALWORKS MEDIA, INC. (A DEVELOPMENT STAGE COMPANY) PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2013 (unaudited)
	AmerElite
	Solutions Inc.	RegalWorks
	(Historical As	Media	Pro Forma		Consolidated
	Reported)	Inc.	Adjustments		Pro Forma
Revenues	$-	$-	$-		$-
Cost of revenues	-	-	-		-
Gross profit	-	-	-		-
General and administrative expenses	22,686	151,454	-		174,140
Costs related to acquisition, net	33,579	25,000	50,000	(D)	108,579
Consulting expense - products	20,000	-	-		20,000
Depreciation expense	-	-	-		-
Total operating expense	76,265	176,454	50,000		300,846
Operating income (loss)	(76,265)	(174,581)	-		(300,846)
Interest expense	4,750	6,279	-		11,029
Income (loss) before income taxes	(81,015)	(180,860)	(50,000)		(311,875)
Provision for taxes - pro forma	50	-	-		50
Net income (loss)	$(81,065)	$(180,860)	$(50,000)		$(311,925)

Net loss per share - basic and diluted	$(0.00)				$(0.03)

Weighted average shares outstanding	917,148		10,940,000		11,857,148